May 13, 2007

Mr. John S. Fiore
310 North Avenue East
Cranford, NJ 07016

Dear Mr. Fiore:

          In connection with the anticipated merger (the "Merger") of Synergy Financial Group, Inc. (the "Company") with and into New York Community Bancorp, Inc. ("NYB") as contemplated by the Agreement and Plan of Merger, dated as of May 13, 2007, by and between NYB and the Company (the "Merger Agreement"), which is entered into as of today, the Company, NYB and you hereby enter into this agreement (this "Agreement"). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Merger Agreement.

          1. Effective Time Payment. Subject to Paragraph 4 below, at the Effective Time, the Company or NYB shall pay you $1,090,000. For the avoidance of doubt, and notwithstanding anything herein to the contrary, you agree that this payment and the payment described in Paragraph 2 below, shall not be taken into account in computing any benefits under any plan, program or arrangement of the Company or its Affiliates in which you participate or to which you are a party. Not later that 10 business days prior to the scheduled payment date, NYB shall be provided with sufficient information by the Company to enable its Tax Advisor (as defined below) to determine whether such payment is in compliance with Paragraph 4 of this Agreement and to make any adjustments authorized by Paragraph 4.

          2. Settlement of SERP Obligation. Subject to Paragraph 4 below, at the Effective Time, you agree to accept a payment of $883,000 in full satisfaction of all obligations of the Company and NYB under your Supplement Retirement Plan for John S. Fiore. The foregoing action shall not affect your rights under the Executive Life Insurance Agreement under the Salary Continuation Agreement for John S. Fiore (with a death benefit of $2 million) and a separate life insurance benefit under the Executive Life Insurance Agreement (with a death benefit of $1,170,000), each of which shall remain in effect in accordance with their terms.

          3. Termination of Prior Agreements; Agreement to Remain Employed Through Effective Time. You hereby agree that, in consideration for entering into this Agreement, effective as of the date hereof, the separate Employment Agreements by and between the Company, Synergy Bank and you, dated as of January 1, 2005 and the Supplemental Retirement Plan for John S. Fiore, shall be null and void and no person or entity shall be obligated to pay you or any person any amounts or provide any benefits in respect to such Agreements. Further, in consideration of the benefits conferred upon you pursuant to this Agreement, you hereby agree not to terminate your employment with the Company or any of its Affiliates prior to the Effective Time, and, prior to the Effective Time, the Company agrees not to terminate your employment with the Company or its Affiliates without the prior written consent of NYB.

          4. Withholding and Reduction. The Company will withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company, NYB or any Affiliate pursuant to this Agreement.

         It is the intention of the parties that no payment be made or benefit be provided to you under this Agreement or otherwise that would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Company or NYB or the imposition of an excise tax on you under Section 4999 of the Code. If, at any time, the Tax Advisor (as defined below) determines that some or all of the payments or benefits scheduled to be made or provided under this Agreement, when combined with any other payments or benefits provided to you by NYB, the Company and/or any Affiliate required to be aggregated with NYB or the Company under Section 280G of the Code, would constitute nondeductible excess parachute payments under Section 280G of the Code, then the payments or benefits scheduled under this Agreement will be reduced to the maximum amount which may be paid or provided without causing any such payments or benefits scheduled under to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the Tax Advisor shall be binding on the parties, unless within 15 days after such determination, a reputable tax advisor retained by you disputes such determination in writing. If the two (2) tax advisors cannot resolve the dispute within five (5) business days, they shall jointly appoint a third tax advisor to make the final determination. If a dispute arises, the joint determination of the two (2) tax advisors or the determination of the third tax advisor, as applicable, shall be binding on the parties. You shall have the right to designate within a reasonable period which payments or benefits scheduled under this Agreement will be reduced; provided, however, that if you do not provide such direction, the Company will implement any necessary reductions in its discretion. For purposes of this paragraph, "Tax Advisor" shall mean a law firm, benefits consulting firm or independent accounting firm (which firm may be NYB's independent auditors) appointed by NYB to make the determination required by this paragraph.

         5. Successors. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, NYB, and their successors and assigns.

         6. Waiver. Failure of the Company or NYB to demand strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

         7. Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the State of New York, without regard to conflict of laws rules. You, the Company and NYB (i) hereby consent to submit to the exclusive personal jurisdiction of any Federal court located in the State of New York or any court of the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and
(ii) hereby waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

         8. Entire and Final Agreement. Except for the Noncompetition Agreement and the Retention Agreement entered into between you and NYB and New York Community Bank, respectively dated as of the date hereof, this Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to the matters addressed herein and it contains the entire agreement of the parties with respect to those matters. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Once signed by the parties hereto, no provision of this Agreement may be modified or amended unless agreed to in a writing, signed by you and a duly authorized officer of the Company and NYB. Notwithstanding anything in this

Agreement to the contrary, this Agreement shall terminate ab initio without further action by the parties if the Merger Agreement is terminated.

         9. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or its successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

         10. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         11. Notices. All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses:

         If to the Company:

                   Synergy Financial Group, Inc.
                   310 North Avenue East
                   Cranford, NJ 07016

         If to NYB:

                   New York Community Bancorp, Inc.
                   615 Merrick Avenue
                   Westbury, New York 11590
                   Attention:  Joseph R. Ficalora, President and Chief Executive Officer

         If to you:

         At the most recent address on file at the Company.

          12. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each of which shall be considered an original for all purposes.

                                      * * *

          If the foregoing is satisfactory, please so indicate by signing and returning to the Company the enclosed copy of this letter whereupon this will constitute our agreement on the subject.

                    SYNERGY FINANCIAL GROUP, INC.

                    By:  /s/John S. Fiore
                       ---------------------------------------------------------
                    Name: JOHN S. FIORE
                         -------------------------------------------------------
                    Date: May 13, 2007
                         -------------------------------------------------------


                    NEW YORK COMMUNITY BANCORP, INC.

                    By:/s/Thomas R. Cangemi
                       ---------------------------------------------------------
                    Name:THOMAS R. CANGEMI
                         -------------------------------------------------------
                    Date:May 13, 2007
                         -------------------------------------------------------



ACCEPTED AND AGREED TO:

/s/John S. Fiore
-----------------------------------------------------
JOHN S. FIORE


Date: May 13, 2007
     ------------------------------------------------